Exhibit (a)(5)(iii)

Excerpts from transcript of the Macquarie Infrastructure Corporation conference call held on February 17, 2021 in connection with the announcement of its financial results for the quarter and year ended December 31, 2020.

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Christopher Frost:

We also filed a Schedule TO and Offer to Purchase our Convertible Senior Notes via a tender offer commencing today.

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Nick O’Neil:

As Chris mentioned at the outset of the call, today we launched a tender offer for any or all of our 2.00% Convertible Senior Notes due 2023.

The tender offer is at par, plus accrued interest, and will remain open until March 16, 2021.

We encourage noteholders to refer to the tender documents we have filed this morning for details on both the terms of the offer and how to accept it.

Together with the special dividend of approximately $960 million dollars that was paid on the 8th of January, a successful tender will see MIC deploy all the net proceeds from the sale of IMTT as foreshadowed in our announcement of the sale last November.

Assuming all the Convertible Senior Notes are tendered, we will have no debt at the MIC Corporate level as we repaid the balance outstanding on our revolving credit facility prior to yearend.

Today, with approximately $330 million dollars of unrestricted cash across MIC, after providing for both the tender offer and taxes and costs related to the sale of IMTT, our liquidity position is strong.

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Christopher Frost:

Additionally, we intend to apply a portion of the proceeds from the sale of IMTT to the retirement of our Convertible Senior Notes and have today launched a tender offer for any or all the Notes.